Exhibit 99.1

Stewart Reports Results for the Fourth Quarter 2016

- Net income attributable to Stewart increased $14.1 million

- Total operating revenues increased $31.3 million or 6.3 percent

- Total title revenues increased $37.4 million or 7.9 percent

- Title segment pretax income increased $15.0 million or 65.3 percent

- Title segment pretax margin of 7.4 percent, up from 4.9 percent

- Total cash from operations increased $44.1 million

HOUSTON, Feb. 9, 2017 /PRNewswire/ -- Stewart Information Services Corporation (NYSE-STC) today reported net income attributable to Stewart of $16.7 million ($0.71 per diluted share) for the fourth quarter 2016 compared to net income attributable to Stewart of $2.6 million ($0.11 per diluted share) for the fourth quarter 2015.

Pretax income before noncontrolling interests for the fourth quarter 2016 was $23.0 million compared to pretax income before noncontrolling interests of $3.1 million for the fourth quarter 2015.

Fourth quarter 2016 results were influenced by:

  $5.4 million of net realized losses, $4.9 million of which were in the ancillary services and corporate segment and $0.5 million in the title segment, as further described below, and
  $2.4 million of income tax benefits related to previously unrecognized tax credits.

Fourth quarter 2015 results were influenced by:

  $2.1 million of net realized losses, $1.4 million of which were in the title segment and $0.7 million in the ancillary services and corporate segment, as further described below,
  $2.7 million of depreciation, severance and goodwill impairment charges related to the exit of the delinquent loan servicing operations and $1.7 million of cost management program charges recorded in the ancillary services and corporate segment,
  $0.8 million of severance charges recorded in the title segment, and
  $2.2 million of income tax benefits, primarily from utilization of state tax loss carryforwards.

"Our fourth quarter delivered a solid finish to an important year for Stewart," said Matthew W. Morris, chief executive officer. "We generated revenue growth in our core title operations while continuing to add more efficiency to our cost structure. We also took additional actions to focus on our core operations and significantly improve the anticipated 2017 results of our ancillary services operations. Fourth quarter 2016 was also an indication of the improvement inherent in our transformed operating model, with adjusted EBITDA increasing by $18 million, or 100 percent, relative to a $32 million, or six percent, increase in adjusted revenues. Our commitment to improving our customer experience coupled with growth plans in targeted markets, while reducing our cost-per-file, will yield sustainable margin improvement. We remain positive on our prospects going forward from both our operations and the macroeconomic environment."

Selected Financial Information
Summary results of operations are as follows (dollars in millions, except per share amounts):

	Fourth Quarter		Full Year
	2016	2015	2016	2015

Total revenues	525.8	497.4	2,006.6	2,033.9
Pretax income before noncontrolling interests	23.0	3.1	88.0	9.7
Income tax expense (benefit)	2.8	(2.1)	19.6	5.7
Net income (loss) attributable to Stewart	16.7	2.6	55.5	(6.2)
Net income per diluted share attributable to Stewart	0.71	0.11	1.85(1)	(0.26)

(1)

Excluding the $12.0 million (or $0.51 per diluted share) cash consideration paid during the second quarter 2016 relating to the exchange agreement with the holders of our Class B Common Stock, adjusted net income per diluted share was $2.36 for the year 2016. Under U.S. GAAP, the $12.0 million payment to the holders of our Class B Common Stock was recorded as a reduction to retained earnings, similar to a preferred stock dividend, and does not reduce net income attributable to Stewart. However, the payment reduces net income in the calculation of basic and diluted earnings per share.

Title Segment
Our title segment revenues, which include revenues from our centralized title services, were $511.6 million for the fourth quarter 2016, an increase of 8.2 percent from the fourth quarter 2015 and a decline of 3.4 percent from the third quarter 2016. In the fourth quarter 2016, the title segment generated pretax income of $38.1 million, a 7.4 percent margin, compared to the fourth quarter 2015 pretax income of $23.1 million, a 4.9 percent margin, and the third quarter 2016 pretax income of $50.3 million, a 9.5 percent margin. As mentioned above, the segment's fourth quarter 2016 pretax income included $0.5 million of net realized losses, composed primarily of $1.7 million additional contingent consideration expense related to a prior successful acquisition, offset by net gains on sale of investments in securities available-for-sale and other assets. The fourth quarter 2015 segment results included $1.4 million of net realized losses (composed primarily of $3.7 million of asset impairment charges, offset by net gains on sale of investments in securities available-for-sale and other assets) and $0.8 million of severance costs.

"We are very pleased with our fourth quarter 2016 title segment results, which generated pretax earnings growth of 65 percent on overall revenue growth of 8 percent," continued Morris. "Purchase transactions grew nicely compared to the prior year quarter, and domestic commercial revenues were the highest seen in the last sixteen quarters. Our continued focus on prudent underwriting and risk management resulted in a sub-five percent title loss rate, and segment employee costs were essentially unchanged while operating revenues grew eight percent. Although industry-wide refinancing transactions are expected to decline significantly in 2017, our transaction mix is more weighted to purchase transactions, and we expect to see slow but sustainable volume and price increases in existing and new home sales driven largely by demographics and the emerging millennial homebuyers, which will further enhance margins going forward."

Direct revenue information is presented below (dollars in millions):

	Three Months Ended December 31,
	2016	2015	% Change

Commercial
Domestic	52.7	51.8	1.7%
International	5.4	6.5	(16.9)%
Non-commercial
Domestic	146.7	140.9	4.1%
International	25.4	21.8	16.5%

Total direct revenues	230.2	221.0	4.2%

Non-commercial domestic revenue includes revenues from purchase transactions and centralized title operations. Revenues from purchase transactions increased 6.9 percent, while centralized revenues declined 14.9 percent due primarily to decreased default-related title transactions, partially offset by higher refinancing transactions. Total international revenues increased 8.8 percent in the fourth quarter 2016 as compared to the prior year quarter due to volume growth on a local currency basis, primarily from our Canada operations, partially offset by the weakening of the British pound against the U.S. dollar. Revenues from independent agency operations in the fourth quarter 2016 increased 11.3 percent compared to the fourth quarter 2015, but declined 1.7 percent sequentially compared to the third quarter 2016. The independent agency remittance rate was 18.2 percent in the fourth quarter 2016 as compared to 19.0 percent and 18.0 percent in the fourth quarter 2015 and the third quarter 2016, respectively. As a result, revenues from independent agencies, net of retention, increased 6.3 percent from the prior year quarter, and declined approximately 1 percent sequentially from the third quarter 2016. The average independent agency remittance rate for full year 2016 was 18.2 percent, essentially unchanged from 18.3 percent in 2015.

Ancillary Services and Corporate Segment
Operating revenues generated by our ancillary services and corporate segment declined to $19.1 million in the fourth quarter 2016 from $25.2 million in the fourth quarter 2015 primarily due to our exit of the delinquent loan servicing operations completed in the first quarter 2016. Sequentially, operating revenues decreased from $22.2 million in the third quarter 2016 primarily due to revenue declines in our search and valuation services operations. The segment reported a pretax loss of $15.1 million in the fourth quarter 2016 as compared with pretax losses of $19.9 million and $11.5 million in the fourth quarter 2015 and third quarter 2016, respectively.

As mentioned above, the fourth quarter 2016 segment pretax loss included $4.9 million of net realized losses, composed primarily of $3.3 million of realized losses on the sale of assets related to the loan file review and audit and government services lines of business and $1.6 million of early lease termination costs. Fourth quarter 2015 segment results included $0.7 million of net realized losses (primarily resulting from $1.0 million of early lease termination charges), $2.7 million of depreciation, severance and goodwill impairment charges related to the exit of the delinquent loan servicing operations and $1.7 million of cost management program charges. The third quarter 2016 pretax loss for the segment included $1.2 million of costs relating to shareholder activism offset by a $1.2 million realized gain on a cost-basis investment transaction.

Expenses
Expense comparisons for the fourth quarter 2016 to the prior year quarter are influenced by fourth quarter 2015 charges consisting of:

  $2.0 million of depreciation and severance expenses and $0.7 million of goodwill impairment related to our exit of the delinquent loan servicing operations, and $1.7 million of cost management program charges recorded in the ancillary services and corporate segment, and
  $0.8 million of severance expenses recorded in the title segment.

As a result of ongoing cost management efforts, as well as a reduction in employee counts tied to volume declines, primarily in our ancillary services operations, employee costs for the fourth quarter 2016 decreased $12.5 million, or 7.8 percent, from the fourth quarter 2015. Sequentially, employee costs decreased $7.3 million, or 4.8 percent, from the third quarter 2016. Average employee counts for the fourth quarter 2016 decreased approximately 8.7 percent and 1.9 percent from the fourth quarter 2015 and third quarter 2016, respectively. As a percentage of total operating revenues, employee costs for the fourth quarter 2016 were 27.9 percent, an improvement of 430 and 40 basis points compared to 32.2 percent and 28.3 percent in the prior year quarter and the third quarter 2016, respectively.

Other operating expenses for the fourth quarter 2016 were comparable to the fourth quarter 2015 and increased sequentially $1.7 million, or 1.8 percent, from the third quarter 2016 primarily due to higher bad debt expenses. As a percentage of total operating revenues, other operating expenses for the fourth quarter 2016 were 18.2 percent, compared to 19.3 percent and 17.2 percent in the fourth quarter 2015 and the third quarter 2016, respectively. Excluding the non-operating charges discussed above, other operating expenses as a percentage of operating revenues were 18.2 percent and 19.0 percent for the fourth quarters 2016 and 2015, respectively, and 17.0 percent in the third quarter 2016.

As a percentage of title revenues, title losses were 4.8 percent in the fourth quarter 2016 compared to 5.9 percent in the fourth quarter 2015 and 5.0 percent in the third quarter 2016. Title loss expense decreased to $24.5 million in the fourth quarter 2016 compared to $27.7 million in the fourth quarter 2015 and $26.4 million in the third quarter 2016. The title loss ratio in any given quarter can be significantly influenced by changes in new large claims incurred, escrow losses and adjustments to reserves for existing large claims. Total estimated title losses liability was $462.6 million at December 31, 2016.

Other
Cash provided by operations was $59.0 million in the fourth quarter 2016 compared to $14.9 million for the same period in 2015. The increase in cash provided by operations was primarily due to the higher net income and lower payment of claims and accounts payable during the fourth quarter 2016.

During the fourth quarter 2016, we declared and paid a dividend of $0.30 per common share.

CFO Allen Berryman to Retire
Chief financial officer (CFO) Allen Berryman has announced his plans to retire from the Company after serving in that position since 2008. Berryman will remain with the Company through the transition to his successor. "We are extremely grateful for everything Allen has done in his more than eight years as CFO of Stewart," said Morris. "Allen joined us at the most challenging period in our Company's history, playing an integral role both in successfully guiding us through our post-downturn recovery and repositioning Stewart as an operating company focused on improving delivery to our customers, shareholders and associates. By almost every financial measure, we are a better company today as a result of Allen's contributions. He has provided us with outstanding financial leadership through our transformation and his insights, composure, thoughtfulness and sense of humor will be missed. Allen has mentored and developed a talented team and we will be forever grateful for his contributions to the Stewart family. We wish him the best in all his future endeavors." A formal search for a new CFO will start immediately.

Fourth Quarter Earnings Call
Stewart will hold a conference call to discuss the fourth quarter 2016 earnings at 8:30 a.m. Eastern Time on Thursday, February 9, 2017. To participate, dial (888) 632-3384 (USA) and (785) 424-1675 (International) - access code STCQ416. Additionally, participants can listen to the conference call through Stewart's Investor Relations website at www.stewart.com/en/investor-relations/earnings-call.html. The conference call replay will be available from 10:00 a.m. Eastern Time on February 9, 2017 until midnight on February 16, 2017, by dialing (800) 283-4783 (USA) or (402) 220-0859 (International) - the access code is also STCQ416.

About Stewart
Stewart Information Services Corporation (NYSE-STC) is a global real estate services company, offering products and services through our direct operations, network of Stewart Trusted Providers™ and family of companies. From residential and commercial title insurance and closing and settlement services to specialized offerings for the mortgage industry, we offer the comprehensive service, deep expertise and solutions our customers need for any real estate transaction. At Stewart, we believe in building strong relationships – and these partnerships are the cornerstone of every closing, every transaction and every deal. Stewart. Real partners. Real possibilities.™ More information is available at stewart.com, subscribe to the Stewart blog at blog.stewart.com, or follow Stewart on Twitter® @stewarttitleco.

Forward-looking statements. Certain statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and often address our expected future business and financial performance. These statements often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "will," "foresee" or other similar words. Forward-looking statements by their nature are subject to various risks and uncertainties that could cause our actual results to be materially different than those expressed in the forward-looking statements. These risks and uncertainties include, among other things, the challenging economic conditions; adverse changes in the level of real estate activity; changes in mortgage interest rates, existing and new home sales, and availability of mortgage financing; our ability to respond to and implement technology changes, including the completion of the implementation of our enterprise systems; the impact of unanticipated title losses or the need to strengthen our policy loss reserves; any effect of title losses on our cash flows and financial condition; the impact of vetting our agency operations for quality and profitability; changes to the participants in the secondary mortgage market and the rate of refinancing that affects the demand for title insurance products; regulatory non-compliance, fraud or defalcations by our title insurance agencies or employees; our ability to timely and cost-effectively respond to significant industry changes and introduce new products and services; the outcome of pending litigation; the impact of changes in governmental and insurance regulations, including any future reductions in the pricing of title insurance products and services; our dependence on our operating subsidiaries as a source of cash flow; the continued realization of expense savings from our cost management program; our ability to successfully integrate acquired businesses; our ability to access the equity and debt financing markets when and if needed; our ability to grow our international operations; and our ability to respond to the actions of our competitors. These risks and uncertainties, as well as others, are discussed in more detail in our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2015, our quarterly reports on Form 10-Q, and our Current Reports on Form 8-K. We expressly disclaim any obligation to update any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date hereof, except as may be required by applicable law.

STEWART INFORMATION SERVICES CORPORATION CONDENSED STATEMENTS OF OPERATIONS (In thousands of dollars, except per share amounts and except where noted)

	Three months ended December 31 (Unaudited)		Year ended December 31
	2016	2015	2016	2015
Revenues:
Title insurance:
Direct operations	230,185	220,971	894,313	897,118
Agency operations	277,477	249,339	1,009,797	991,332
Ancillary services	18,995	25,076	84,271	129,954
Investment income	4,480	4,114	18,925	16,850
Investment and other losses - net	(5,373)	(2,097)	(666)	(1,369)
	525,764	497,403	2,006,640	2,033,885
Expenses:
Amounts retained by agencies	227,107	201,953	826,022	809,564
Employee costs	147,187	159,668	604,353	658,266
Other operating expenses	95,776	95,399	363,986	381,954
Title losses and related claims	24,535	27,672	91,147	106,265
Impairment of goodwill	-	749	-	35,749
Depreciation and amortization	7,316	8,286	30,044	30,298
Interest	825	571	3,062	2,096
	502,746	494,298	1,918,614	2,024,192
Income before taxes and noncontrolling interests	23,018	3,105	88,026	9,693
Income tax expense (benefit)	2,826	(2,084)	19,605	5,650
Net income	20,192	5,189	68,421	4,043
Less net income attributable to noncontrolling interests	3,493	2,584	12,943	10,247
Net income (loss) attributable to Stewart	16,699	2,605	55,478	(6,204)

Net income (loss) per diluted share attributable to Stewart	0.71	0.11	1.85	(0.26)
Diluted average shares outstanding (000)	23,492	23,413	23,472	23,544

Selected financial information:
Cash provided by operations	58,976	14,917	122,962	80,514
Other comprehensive loss	(15,372)	(2,657)	(4,924)	(16,512)

Monthly Order Counts:
Opened Orders 2016:	Oct	Nov	Dec	Total	Closed Orders 2016:	Oct	Nov	Dec	Total
Commercial	3,542	3,845	3,832	11,219	Commercial	2,401	2,564	2,925	7,890
Purchase	19,012	17,971	15,089	52,072	Purchase	15,801	14,812	15,861	46,474
Refi	12,625	11,766	8,995	33,386	Refi	9,596	9,471	9,425	28,492
Other	956	799	861	2,616	Other	1,402	1,206	1,450	4,058
Total	36,135	34,381	28,777	99,293	Total	29,200	28,053	29,661	86,914

Opened Orders 2015:	Oct	Nov	Dec	Total	Closed Orders 2015:	Oct	Nov	Dec	Total
Commercial	3,802	3,609	3,662	11,073	Commercial	2,736	2,445	3,136	8,317
Purchase	19,513	16,161	14,597	50,271	Purchase	15,978	12,589	15,747	44,314
Refi	14,140	11,354	11,169	36,663	Refi	10,186	7,653	8,678	26,517
Other	1,536	1,149	1,086	3,771	Other	1,346	1,105	1,079	3,530
Total	38,991	32,273	30,514	101,778	Total	30,246	23,792	28,640	82,678

STEWART INFORMATION SERVICES CORPORATION CONDENSED BALANCE SHEETS (In thousands of dollars)
	December 31, 2016	December 31, 2015
Assets:
Cash and cash equivalents	185,772	179,067
Short-term investments	22,239	39,707
Investments in debt and equity securities available-for-sale, at fair value	631,503	579,849
Receivables – premiums from agencies	31,246	36,393
Receivables – other	50,177	55,111
Allowance for uncollectible amounts	(9,647)	(9,833)
Property and equipment, net	70,506	71,369
Title plants, at cost	75,313	75,743
Goodwill	217,094	217,722
Intangible assets, net of amortization	10,890	18,075
Deferred tax assets	3,860	4,949
Other assets	52,771	53,435
	1,341,724	1,321,587
Liabilities:
Notes payable	106,808	102,399
Accounts payable and accrued liabilities	115,640	118,082
Estimated title losses	462,572	462,622
Deferred tax liabilities	7,856	1,356
	692,876	684,459
Stockholders' equity:
Common and Class B Common Stock and additional paid-in capital	180,959	180,385
Retained earnings	471,788	455,519
Accumulated other comprehensive loss	(8,881)	(3,957)
Treasury stock	(2,666)	(2,666)
Stockholders' equity attributable to Stewart	641,200	629,281
Noncontrolling interests	7,648	7,847
Total stockholders' equity	648,848	637,128
	1,341,724	1,321,587

Number of shares outstanding (000)	23,431	23,341
Book value per share	27.69	27.30

STEWART INFORMATION SERVICES CORPORATION SEGMENT INFORMATION (In thousands of dollars)
Three months ended:	December 31, 2016			December 31, 2015
	Title	Ancillary Services and Corporate	Consolidated	Title	Ancillary Services and Corporate	Consolidated
Revenues:
Operating revenues	507,572	19,085	526,658	470,167	25,219	495,386
Investment income	4,480	-	4,480	4,114	-	4,114
Investment and other losses - net	(491)	(4,882)	(5,373)	(1,435)	(662)	(2,097)
	511,561	14,203	525,765	472,846	24,557	497,403
Expenses:
Amounts retained by agencies	227,107	-	227,107	201,953	-	201,953
Employee costs	133,278	13,909	147,187	133,297	26,371	159,668
Other operating expenses	83,001	12,775	95,776	81,971	13,428	95,399
Title losses and related claims	24,535	-	24,535	27,672	-	27,672
Impairment of goodwill	-	-	-	-	749	749
Depreciation and amortization	5,535	1,781	7,316	4,897	3,389	8,286
Interest	3	822	825	2	569	571
	473,459	29,287	502,746	449,792	44,506	494,298
Income (losses) before taxes	38,102	(15,084)	23,018	23,054	(19,949)	3,105

Year ended:	December 31, 2016			December 31, 2015
	Title	Ancillary Services and Corporate	Consolidated	Title	Ancillary Services and Corporate	Consolidated
Revenues:
Operating revenues	1,903,536	84,845	1,988,381	1,887,739	130,665	2,018,404
Investment income	18,925	-	18,925	16,755	95	16,850
Investment and other losses - net	(39)	(627)	(666)	(236)	(1,133)	(1,369)
	1,922,422	84,218	2,006,640	1,904,258	129,627	2,033,885
Expenses:
Amounts retained by agencies	826,022	-	826,022	809,564	-	809,564
Employee costs	538,606	65,747	604,353	528,954	129,312	658,266
Other operating expenses	306,384	57,602	363,986	320,099	61,855	381,954
Title losses and related claims	91,147	-	91,147	106,265	-	106,265
Impairment of goodwill	-	-	-	1,569	34,180	35,749
Depreciation and amortization	21,176	8,868	30,044	18,767	11,531	30,298
Interest	4	3,058	3,062	8	2,088	2,096
	1,783,339	135,275	1,918,614	1,785,226	238,966	2,024,192
Income (losses) before taxes	139,083	(51,057)	88,026	119,032	(109,339)	9,693

Appendix A
Adjusted revenues and EBITDA

Management uses a variety of financial and operational measurements other than its financial statements prepared in accordance with United States Generally Accepted Accounting Principles (GAAP) to analyze its performance. These include: (1) adjusted revenues, which are reported revenues adjusted for any net realized gains and losses and (2) net income after earnings from noncontrolling interests and before interest expense, income tax expense, and depreciation and amortization and adjusted for net realized gains and losses, certain significant litigation expenses and non-operating costs such as severance, consulting and third-party provider transition costs, component exit-related costs and prior policy year reserve adjustments (adjusted EBITDA). Management views these measures as important performance measures of core profitability for its operations and as key components of its internal financial reporting. Management believes investors benefit from having access to the same financial measures that management uses.

The following tables reconcile the non-GAAP financial measurements used by management to our most directly comparable GAAP measures for the three months and the year ended December 31, 2016 and 2015.

	Three Months Ended December 31			Year Ended December 31
	2016	2015	% Chg	2016	2015	% Chg

Revenues	525.8	497.4		2,006.6	2,033.9
Add: Net realized losses	5.4	2.1		0.7	1.4
Adjusted revenues	531.2	499.5	6.3%	2,007.3	2,035.3	(1.4)%

Net income (loss) attributable to Stewart	16.7	2.6		55.5	(6.2)
Noncontrolling interests	3.5	2.6		12.9	10.2
Income taxes	2.8	(2.1)		19.6	5.7
Income before taxes and
noncontrolling interests	23.0	3.1		88.0	9.7
Impairment of goodwill	-	0.7		-	35.7
Net realized losses	5.4	2.1		0.7	1.4
Litigation expense	-	-		3.6	6.0
Prior policy year reserve adjustments, net	-	-		(5.4)	4.5
Other non-operating charges*	-	3.4		3.8	25.7
Adjusted income before taxes
and noncontrolling interests	28.4	9.4		90.7	83.0
Depreciation & amortization	7.3	8.3		30.0	30.3
Interest expense	0.8	0.6		3.1	2.1

Adjusted EBITDA	36.5	18.2	100.5%	123.8	115.4	7.3%

*Excludes non-operating accelerated depreciation charges of $1.1 million for the year ended December 31, 2016, and $1.1 million and $1.5 million for the fourth quarter and year ended December 31, 2015 as they are already included within the Depreciation and amortization line.

CONTACT: Nat Otis, SVP - Finance and Director of Investor Relations, (713) 625-8360